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                                                                    EXHIBIT 99.1


[NATCO GROUP LOGO]                                                 PRESS RELEASE
2950 North Loop West, Suite 700
Houston, TX  77092
PHONE: (713) 685-8062   FAX: (713) 683-7841


NATCO GROUP NAMES CHIEF FINANCIAL OFFICER                  HOUSTON, MAY 28, 2003


NATCO GROUP INC. (NYSE:NTG-NEWS) today announced that Richard FitzGerald has joined the Company as Senior Vice President and Chief Financial Officer. Since 1982, he has served in a number of finance and accounting positions at companies in the gas marketing and transportation industry, including Peoples Energy, various units of Occidental Petroleum Corporation and KN Energy. Most recently, he was Senior Vice President and Chief Financial Officer of Universal Compression, Inc., a NYSE-listed gas compression rental and fabrication company. Mr. FitzGerald received his BS from the University of Illinois and an MBA from DePaul University in Chicago.

At NATCO, Mr. FitzGerald will assume responsibility for a broad scope of corporate functions including accounting, treasury operations, investor relations, information technology and human resources.

"We are pleased to have Rick fill such a vital position on the NATCO team," said Nat Gregory, Chairman and CEO. "His qualifications and experience in the industry make him an excellent fit with our organization, and we anticipate he will make a significant contribution to the future growth of the Company."

NATCO Group Inc. is a leading provider of wellhead process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for more than 75 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.